Exhibit 99.3

EXECUTION COPY

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (the “Agreement”), is made as of September 29, 2008 by and between Repros Therapeutics Inc., a Delaware corporation, with its principal executive offices located at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380 (the “Company”), and Efficacy Capital, LTD (the “Investor”).

RECITALS

A.                                   The Company and the Investor desire to enter into this transaction to purchase and sell the securities set forth herein pursuant to a currently effective shelf registration statement on Form S-3, which has at least 2,000,000 unallocated shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) registered thereunder (Registration Number 333-137109) (the “Registration Statement”), which Registration Statement has been declared effective in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”), by the United States Securities and Exchange Commission (the “Commission”).

B.                                     The Investor wishes to purchase from the Company, and the Company wishes to sell to the Investor, upon the terms and conditions stated in this Agreement, 1,846,154 shares of Common Stock at a purchase price of $6.50 per share.

NOW, THEREFORE, the Company and the Investor hereby agree as follows:

AGREEMENT

1.                                       As of the Closing (as defined below) and subject to the terms and conditions hereof, the Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor 1,846,154 shares of common stock, $0.001 par value per share (the “Shares”), of the Company for a purchase price of $6.50 per share, or an aggregate purchase price of Twelve Million One and No/100 Dollars ($12,000,001.00) (the “Purchase Price”).

2.                                       The completion of the purchase and sale of the Shares shall occur at a closing (the “Closing”) which is expected to occur at or about 7:00 a.m., Houston time, on October 3, 2008 (unless another time or date shall be agreed upon by the Company and the Investor).  At the Closing, (i) the Investor shall pay its Purchase Price to the Company for the Shares to be issued and sold to such Investor at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, and (ii) unless otherwise requested by the Investor and agreed to by the Company, the Shares purchased by the Investor will be delivered by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth below, and will be released by Computershare Trust Company, Inc., the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing.  After the execution of this Agreement by the Investor, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares are maintained to set up a deposit/withdrawal at custodian (“DWAC”) instructing the Transfer Agent to credit such account or accounts with the Shares.  The Shares shall be free of restrictive legends.

3.                                       The offering and sale of the Shares are being made pursuant to the Registration Statement and the Prospectus (as such terms are defined below).  The Investor acknowledges that the Company intends to enter into agreements in substantially the same form of this Agreement (and at a price per share no less than the price per share to be paid by the Investor pursuant to this Agreement) on or about the date hereof with certain other investors and intends to offer and sell (the “Offering”) up to a total of 2,000,000 shares of its common stock pursuant to the Registration Statement and the Prospectus in the Offering, plus an additional number of shares that may be available under an immediately effective registration statement (the “Supplemental Registration Statement”) registering an additional number of shares equal to twenty percent (20%) of the remaining shares under the Registration Statement at the time of the final takedown pursuant to Rule 462(b)(3) of the Act.

4.                                       The Company has delivered to the Investor and shall file with the Commission a prospectus and prospectus supplement (collectively the “Prospectus”), which form a part of the Registration Statement, reflecting the offering of the Shares in conformity with the Act, including Rule 424(b) thereunder.  The Investor agrees that such Prospectus may be delivered to it in electronic form.

5.                                       The Company hereby makes the following representations, warranties and covenants to the Investor:

(a)                                  The Company is an entity duly incorporated, validly existing and in good standing under the laws of the state of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.  For purposes of this Agreement, (i) “Subsidiary” means any Person organized in the United States in which the Company directly or indirectly owns 50% or more of the capital stock or holds 50% or more of the equity or similar interest and (ii) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.  The Company has no Subsidiaries.

(b)                                 The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its board of directors or its shareholders.  This Agreement has been (or upon delivery will be) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(c)                                  No shareholder approval is required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby, including the sale and issuance of the Shares.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company take any action or steps that would cause the Offering to be integrated with other offerings.

(d)                                 The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws, (ii) subject to obtaining the Required Approvals (as defined below), conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations) and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, or by which any property or asset of the Company is bound or affected except in each case of clause (ii) or (iii) such as would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition or results of operations of the Company as set forth in the Registration Statement and the Prospectus (exclusive of any amendments or supplements thereto subsequent to the Closing date) or materially impair the Company’s ability to perform its obligations under this Agreement (a “Material Adverse Effect”)

(e)                                  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than (i) the required filing of the Prospectus and the Registration Statement, (ii) applicable state securities law filings, (iii) the required filings with The Nasdaq Global Market (the “Trading Market”), and (iv) in all other cases, where the failure to obtain such consent, waiver, authorization or order, or to give such notice or make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect (clauses (i), (ii) and (iii) collectively, the “Required Approvals”).  The Company has obtained all the Required Approvals.

(f)                                    The Shares are duly authorized and, when issued and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of first refusal, and conform to the description of Common Stock contained in the Prospectus, and there are no restrictions on the subsequent transfers of the Shares.  Upon receipt of the Shares, the Investor will have good and marketable title to such Shares.  The Company has reserved a sufficient number of duly authorized shares of common stock to issue all of the Shares.  At the Closing, the Shares shall have been approved for quotation on the Trading Market.

(g)                                 The Registration Statement (including any prospectus and prospectus supplement and all information or documents incorporated by reference therein) was declared effective by the Commission on September 15, 2006.  The Registration Statement is effective on the date hereof and the Company has not received any notice that the Commission has issued or intends to issue a stop-order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or has threatened in writing to do so.  The term “Registration Statement” as used in this Agreement means the Registration Statement at the time it became effective and as supplemented or amended from time to time, including all financial schedules and exhibits thereto and all documents incorporated by reference or deemed to be incorporated by reference therein.  The Registration Statement, as of the time it was declared effective, and any amendments or supplements thereto as of the effective date thereof, and any prospectus included therein complied, and the Prospectus complies, as of the applicable filing date thereof, in all material respects with the requirements of the Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”), as applicable, and none of such Registration Statement nor any such Prospectus contains or, at the time of filing with the Commission contained, any untrue statement of material fact or omits or, at the time of filing with the Commission, omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The offering, sale and issuance of the Shares to the Investor are registered under the Act by the Registration Statement and the Supplemental Registration Statement, and no action taken or omitted to be taken by the Company shall cause such Shares not to be freely transferable and tradable by the Investor without restriction.  The Shares are being issued as described in the Registration Statement.

(h)                                 The Company has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares.

(i)                                     The Company has not, in the twelve (12) months preceding the date hereof, received notice from the Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof.  The issuance and sale of the Shares hereunder complies in all material respects with the rules or regulations of the Trading Market.

(j)                                     Since the date of the Company’s latest audited financial statements included in the SEC Reports (as defined below) and except as disclosed in the SEC Reports or the Registration Statement, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer or director, except pursuant to existing Company stock option and employee plans.

(k)                                  The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and that any statement made by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Investor’s purchase of the Shares and has not been relied upon by the Company, its officers or directors in any way.

(l)                                     Other than as set forth in the Prospectus, there are no legal or governmental proceedings pending to which the Company is a party or of which property of the Company is the subject which, if determined adversely to the Company would, individually or in the aggregate, have a Material Adverse Effect on the financial position, shareholders’ equity or results of operations of the Company and, to the best of Company’s knowledge, no such proceedings are threatened.  Neither the Company, nor any director or officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, or any criminal statute during the term of such director or officer’s tenure with the Company, nor, to the knowledge of the Company, prior to such tenure that is of a nature that would be required to be disclosed in the Company’s SEC Reports pursuant to Item 103 of Regulation S-K with regard to the Company or Item 401 of Regulation S-K with regard to the Company’s officer’s or directors. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Act.

(m)                               The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as described in the SEC Reports, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, have a Material Adverse Effect (“Material Permits”), and the Company has not received any written notice of proceedings relating to the revocation or modification of any Material Permit.

(n)                                 The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the Company’s proxy statements on Schedule 14A, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports, as subsequently amended, comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in all material respects in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(o)                                 The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights (collectively, the “Intellectual Property Rights”) that are necessary or material for use in connection with its business as described in the SEC Reports and the Registration Statement and which the failure to so have would, individually or in the aggregate, have a Material Adverse Effect.  Except as disclosed in the SEC Reports, the Company has not received a written notice that the Intellectual Property Rights used by the Company violates or infringes upon the rights of any Person, except as would not, individually or in the aggregate, have a Material Adverse Effect.  To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(p)                                 The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(q)                                 The Company shall not and shall cause each Person acting on behalf of the Company not to divulge to the Investor any information that it believes to be material, nonpublic information unless the Investor has agreed in writing to receive such information prior to such divulgence; provided, that the Company or Persons acting on behalf of the Company may divulge to the Investor material, nonpublic information if such information is subsequently disclosed by the Company in the manner described in Section 5(r).

(r)                                    The Company shall (i) before the Trading Market opens on the next trading day after the date hereof, issue a press release, disclosing all material aspects of the transactions contemplated hereby and (ii) on or before 8:00 p.m., New York City Time, on the first business day following the execution and delivery of this Agreement, the Company shall file a Current Report on Form 8-K, describing the terms of the transactions contemplated by this

Agreement in the form required by the Exchange Act, and attaching the form of this Agreement as an exhibit to such filing (including all attachments, the “8-K Filing”).  The Company shall not identify the Investor by name in any press release or public filing, or otherwise publicly disclose the Investor’s name, without the Investor’s prior, written consent, unless disclosure of the Investor’s name is required by law.

6.                                       The Investor hereby makes the following representations, warranties and covenants to the Company:

(a)                                  The Investor is purchasing the Shares for its own account, in the ordinary course of its business and the Investor has no arrangement with any Person to participate in the distribution of the Shares.  The Investor represents that it has received the Prospectus prior to or in connection with its receipt of this Agreement.  In connection with its decision to purchase the Shares, the Investor has relied only upon the Prospectus and the documents incorporated by reference therein, the representations and warranties of the Company contained herein and its own investigation, if any, of the Company (provided that no such investigation shall affect the Investor’s right to rely upon the Prospectus, the documents incorporated by reference therein and the representations and warranties of the Company contained herein).

(b)                                 The Investor, together with its affiliates (as that term is defined under Rule 405 of the Act), has not, prior to the date of this Agreement, sold, offered to sell, solicited offers to buy, disposed of, loaned, pledged or granted any right with respect to (collectively, a “Disposition”), the Shares purchased in the Offering.  Such prohibited sales or other transactions would include, without limitation, effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to the Shares purchased in the offering made by the Prospectus.

(c)                                  If previously requested by the Company, the Investor has furnished to the Company accurate and complete information regarding any transactions taking a short or long position in the Company’s common stock or any derivatives thereof made by the Investor, together with its affiliates (as that term is defined under Rule 405 of the Act), during the three (3) months preceding the date hereof.  If the Company determines that the Investor or any of its affiliates (as previously defined) used any of the Shares to cover any short positions that were entered into during such three-month period by the Investor or such affiliates, the Investor agrees to pay to the Company the entire amount it received as profit in covering such short position and any fees and expenses incurred by the Company in making such determination.

(d)                                 The Investor shall not issue any press release or make any other public announcement relating to this Agreement unless (i) the content thereof is mutually agreed to by the Company and the Investor, or (ii) the Investor is advised by its counsel that such press release or public announcement is required by law.  The Investor will timely make all required filings and disclosures relating to the Investor’s purchase of the Shares as may be required under the Exchange Act, if any.

(e)                                  The Investor has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Investor and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Investor.  This Agreement has been duly executed by the Investor and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(f)                                    The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase or sale of the Shares constitutes legal, tax or investment advice.  The Investor has consulted such legal, tax or investment advisors as it, in its sole discretion, deems necessary or appropriate in connection with its purchase of the Shares.

7.                                       Performance of the parties’ respective obligations hereunder shall be subject to the following conditions:

(a)                                  The Investor’s obligation to purchase the Shares will be subject to the accuracy of the representations and warranties made by the Company in Section 5 hereof as of the Closing.

(b)                                 The Company’s obligation to sell and issue to the Investor the Shares will be subject to the accuracy of the representations and warranties made by the Investor in Section 6 hereof as of the Closing.

8.                                       Subject to the provisions of this Section 8, the Company will indemnify and hold the Investor and its directors, officers, shareholders, partners, members, employees and agents (each, an “Investor Party”) harmless from (a) any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Investor Party may suffer or incur (the “Indemnified Liabilities”) as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement and (b) any cause of action, suit or claim brought or made against such Investor Party by a non-governmental third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement other than as a result of the gross negligence or willful misconduct of the Investor.  The Company shall not be liable to any Investor under this provision in respect of any Indemnified Liability if such liability arises out of any misrepresentation by the Investor in Section 6 of this Agreement or actions taken by such Investor otherwise than as explicitly set forth herein.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing.  Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof (it being understood, however, that the Company shall not be liable for the expenses of more than one separate counsel (other than local counsel), reasonably approved by the Company), but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party.  The Company will not be liable to any Investor Party under this Section 8 for any settlement by an Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed.  The Company shall not, without the prior written consent of the Investor Party, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Party of a release from all liability in respect to such Indemnified Liabilities or litigation.  The indemnification required by this Section shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

9.                                       The Company shall pay on demand all reasonable fees and expenses incurred by the Investor, including reasonable legal fees and expenses in connection with the preparation,  execution and delivery of this Agreement up to a maximum aggregate amount equal to 0.15% of the Purchase Price.

10.                                 Effective upon the Closing, the Company shall amend its Standstill Agreement with the Investor dated January 9, 2008 (as amended to the date of this Agreement, the “Standstill Agreement”) to (i) increase the percentage ownership interest permitted to be owned by the Investor under such Standstill Agreement from 33% to 40% and (ii) permit the Investor to designate two members of the Company’s Board of Directors instead of one.  In addition, the Company shall amend its Rights Agreement with Computershare Trust Company, N.A. dated September 1, 1999 (as amended to the date of this Agreement, the “Rights Agreement”) to increase the percentage ownership interest permitted to be owned by the Investor under the Rights Agreement from 33% to 40%.  The amendment to the Rights Agreement required by this Section 10 shall be completed as soon as is reasonably practicable following the closing of this Agreement.

11.                                 Effective upon the Closing, the Company shall cause the Board of Directors to appoint Mark Lappe and John C. Reed, M.D., Ph.D. as directors of the Company to be the Investor’s designated directors under the Standstill Agreement.

12.                                 Right of First Offer.

(a)                                  Subject to the terms and conditions specified in this Section 12, the Company hereby grants to the Investor a right of first offer with respect to that percentage of future sales by the Company of its Equity Securities (as hereinafter defined) that equals the Pro Rata Percentage (as defined below) at any time from the date hereof through September 29, 2010.  “Pro Rata Percentage” means that percentage of the Company’s Equity Securities beneficially owned by the Investor on a fully diluted basis on the date hereof.  The Company’s

Board of Directors, in its sole discretion, may increase such amount to up to 100% of such future sales.  For purposes of this Section 12, the “Investor” includes any general partners and affiliates of the Investor and the Investor shall be entitled to apportion the right of first offer hereby granted it among itself, its partners and affiliates in such proportions as it deems appropriate.

(b)                                 Each time the Company proposes to offer or issue any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (the “Equity Securities”) to any Person or group of Persons, the Company shall first offer such Equity Securities to the Investor in accordance with the following provisions:

(i)                                     The Company shall deliver a notice (the “Notice”) to the Investor stating (A) its bona fide intention to offer or issue such Equity Securities, (B) the number of such Equity Securities to be offered or issued, (C) the price and terms upon which it proposes to offer or issue such Equity Securities and (D) the identity of the proposed purchasers of such Equity Securities if known;

(ii)                                  By written notification received by the Company within five (5) calendar days after receipt of the Notice by the Investor (the “Notice Period”), the Investor may elect to purchase, at the price and on the terms specified in the Notice, all or any portion of the Pro Rata Percentage of the Equity Securities being offered; and

(iii)                               If the Investor does not elect to purchase the Pro Rata Percentage of the Equity Securities being offered, the Company may, during the sixty (60) day period following the expiration of the Notice Period, offer all of the remaining unsubscribed portion of such Equity Securities to any Person or group of Persons at a price not less than 90% of, and upon terms that are materially no more favorable to the offeree than, those specified in the Notice.  If the Company does not enter into an agreement for the sale of the Equity Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived with respect to such Pro Rata Percentage of the Equity Securities and such Equity Securities shall not be offered unless first reoffered to the  Investor in accordance herewith.

(c)                                  The right of first offer in this Section 12 shall not be applicable to:

(i)                                     the issuance of Equity Securities pursuant to a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock, including, without limitation, under the Company’s stockholder rights plan (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof);

(ii)                                  the issuance of shares of Common Stock or options therefor to employees, consultants, officers, or directors of the Company directly or  pursuant to a stock option plan or restricted stock purchase plan in each case approved by the Board of Directors of the Company (or the compensation committee thereof);

(iii)                               the issuance of shares of Common Stock pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof or subsequently issued after compliance with this Section 12;

(iv)                              the issuance of shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of any class of the Company’s capital stock in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors of the Company;

(v)                                 the issuance of securities convertible into or exchangeable or exercisable for any shares of any class of the Company’s capital stock in connection with a debt financing by the Company; or

(vi)                              the issuance of shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of any class of the Company’s capital stock in connection with a corporate collaboration or partnering agreement or arrangement, including but not limited to a licensing arrangement relating to one or more of the Company’s product candidates.

13.                                 Purchase Option.

(a)                                  From such time as the Company has less than $10 million in cash and cash equivalents (as reflected on the Company’s regularly prepared balance sheet) until September 29, 2009, the Investor shall have the right to purchase (the “Purchase Option”) up to Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000) of additional shares of the Company’s Common Stock (the “Purchase Option Shares”) at a per share price equal to the greater of (i) the Fair Market Value (as hereinafter defined) of a share of the Company’s Common Stock or (ii) 120% of the price per share paid under this Agreement (the “Exercise Price”) by delivering written notice of such election to the Company (the “Purchase Notice”). The Purchase Notice shall specify the total dollar amount of shares that the Investor is electing to purchase and the proposed closing date (the “Purchase Option Closing”).  The Purchase Option may be exercised in whole or in part from time to time starting with such date that the Company has less than $10 million in cash and cash equivalents (as reflected on the Company’s regularly prepared balance sheet).  The Purchase Option Closing shall be effected in accordance with the terms and provisions of this Agreement applicable to the Closing and the term “Shares” as used herein shall thereafter refer to the Purchase Option Shares as well as the Shares, except that the representations and warranties contained in this Agreement shall be made by the Company as of the date of the Purchase Option Closing except for any matters that are required to be disclosed as a result of new developments that occur from the time of this Agreement to the time that such new representations and warranties are made.  For purposes of this Agreement, the term “Fair Market Value” shall mean:

(i)                                     if the Company’s Common Stock is traded on a securities exchange (including any Nasdaq market), the Fair Market Value shall be deemed to be the average of the closing prices of a share of Common Stock on such exchange over the thirty (30) day period immediately prior to the date of the Purchase Option Notice;

(ii)                                  if the Company’s Common Stock is traded over-the-counter, the Fair Market Value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) of a share of Common Stock over the thirty (30) day period immediately prior to the date of the Purchase Option Notice; and

(iii)                               if there is no active public market for the Company’s Common Stock, the fair market value shall be determined by the Board of Directors of the Company in good faith.

(b)                                 Promptly following the Closing, and in no event later than 30 days following the Closing, the Company shall file an additional shelf registration statement (the “Additional Registration Statement”) on Form S-3 registering a sufficient number of shares to permit the sale and issuance of the Purchase Option Shares based on the then current Fair Market Value of the Company’s Common Stock, and shall use its best efforts to cause such Additional Registration Statement to be declared effective as soon as possible.  In addition, with respect to the Additional Registration Statement, the Company shall:

(i)                                     keep such registration statement effective until all such Purchase Option Shares are sold;

(ii)                                  prepare and file with the Commission such amendments and supplements to such Additional Registration Statement and the prospectus used in connection with such Additional Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Additional Registration Statement;

(iii)                               furnish to the Investor (A) a draft copy of the Additional Registration Statement, and (B) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request;

(iv)                              use commercially reasonable efforts to register and qualify the securities covered by such Additional Registration Statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Investor, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

(v)                                 notify the Investor of (1) the issuance of any stop order by the Commission in respect of such Additional Registration Statement, or (2) the happening of any event as a result of which the prospectus included in such Additional Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vi)                              cause all such Purchase Option Shares registered pursuant to the Additional Registration Statement to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(vii)                           provide a transfer agent and registrar and a CUSIP number for all Purchase Option Shares registered pursuant to the Additional Registration Statement, in each case not later than the effective date of such registration.

(c)                                  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to this Agreement, including, without limitation, all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the Investor not to exceed $25,000, shall be borne by the Company.

(d)                                 In the event that the aggregate number of Purchase Option Shares with respect to which the Investor delivers a Purchase Notice exceeds the number of shares registered on the Additional Registration Statement, the Company shall promptly, and in no event later than 30 days following the receipt of the Purchase Option Notice, file an additional shelf registration statement (the “Supplemental Additional Registration Statement”) registering such unregistered Purchase Option Shares and shall use its best efforts to cause such Supplemental Additional Registration Statement to be declared effective as soon as possible.  The Supplemental Additional Registration Statement shall be deemed an Additional Registration Statement for the purposes of Sections 13(b) and 13(c) hereof and the Company shall comply with all obligations and requirements imposed by such Sections with regard to the Supplemental Additional Registration Statement.

14.                                 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without giving effect to the principles of conflicts of law.

15.                                 This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered (including by facsimile or other form of electronic transmission) to the other party.

16.                                 If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

17.                                 This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended, modified or supplemented other than by an instrument in writing signed by the Company and the Investor.

18.                                 Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
Attention: Joseph S. Podolski, President and Chief Executive Officer
Facsimile: 281-719-3446

With a copy to:

Winstead PC
24 Waterway Avenue, Suite 500
The Woodlands, Texas 77380
Attention: Paul D. Aubert
Facsimile: 281-681-5901

If to the Investor, to it at the address and facsimile number set forth on the signature page hereto, with copies to the Investor’s representative as set forth on the signature page hereto, or, in the case of the Investor or any party named above, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

19.                                 This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and, to the extent provided in Section 8 hereof, each Investor Party, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

20.                                 Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

21.                                 The Company shall be responsible for the payment of any placement agent’s fees or broker’s commissions relating to or arising out of the transactions contemplated hereby.  The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for any such payment.

22.                                 The obligations of the Investor hereunder are several and not joint with the obligations of any other investor in the Company and the Investor shall not be responsible in any way for the performance of the obligations of any other investor.  The Investor shall be responsible only for its own representations, warranties, agreements and covenants.  The Investor has been represented by its own legal counsel, and the decision of the Investor to purchase the Securities pursuant to this Agreement has been made by the Investor independently of any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other investor or by any agent or employee of any other investor, and neither the Investor nor any of its agents or employees shall have any liability to any other investor (or any other person or entity) relating to or arising from any such information, materials, statements or opinions.  Nothing contained herein, and no action taken by Investor pursuant hereto, shall be deemed to constitute the Investor and any other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that they are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.  The Investor shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other investor to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the Investor and the Company have caused this Common Stock Purchase Agreement to be duly executed as of the date first written above.

REPROS THERAPEUTICS INC.

By:	/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer

EFFICACY CAPITAL, LTD

By:	/s/ Mark Lappe
Name:	Mark Lappe
Title:	Managing Partner

Address:	11622 El Camino Real, Suite 100
San Diego, California 92130

Tax ID No:

Contact Name:
Tel:

Name in which book-entry should be made
(if different):

Signature Page – Common Stock Purchase Agreement